Exhibit 99.2

Celero Intermediate Holdings LLC and Subsidiaries
(A Limited Liability Company)

Unaudited Condensed Consolidated Financial Report For the six months ended June 30, 2026 and 2025

Celero Intermediate Holdings LLC and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except unit amounts)

	June 30, 2026 (Unaudited)	December 31, 2025
Assets
Cash and cash equivalents	$21,226	$16,235
Restricted cash	690	690
Accounts receivable, net	17,272	17,812
Inventory	543	589
Prepaid expenses and other current assets	2,162	1,566
Total current assets	41,893	36,892
Goodwill	242,617	233,748
Intangible assets, net	52,107	54,088
Capitalized software, net	5,184	6,352
Property and equipment, net	697	806
Operating lease right-of-use assets, net	5,469	6,131
Other non-current assets	2,577	2,612
Total assets	$350,544	$340,629
Liabilities, redeemable preferred units, and members' deficit
Accounts payable	$6,848	$7,168
Accrued expenses and other current liabilities	12,281	10,406
Current portion of lease liabilities	1,347	2,018
Current portion of debt	788	—
Deferred revenue	719	1,189
Contingent consideration	3,296	96
Total current liabilities	25,279	20,877
Debt, net of current portion	332,014	320,254
Deferred tax liabilities	503	593
Operating lease liabilities, net of current portion	3,502	4,155
Total liabilities	361,298	345,879
Commitments and contingencies (see Note 8)
Redeemable Preferred Units, 30,042,365 authorized; 27,283,413 issued and outstanding at June 30, 2026 and December 31, 2025	116,369	116,369
Members' deficit
Accumulated deficit	(126,953)	(121,556)
Accumulated other comprehensive loss	(170)	(63)
Total members' deficit	(127,123)	(121,619)
Total liabilities, redeemable preferred units, and members' deficit	$350,544	$340,629

See notes to unaudited condensed consolidated financial statements.

Celero Intermediate Holdings LLC and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2026	2025
Revenues
Payment processing	$96,229	$94,025
Software-as-a-service	739	1,648
Other revenue	2,116	2,489
Total revenues	99,084	98,162
Operating expenses
Residuals and other cost of service (excluding depreciation and amortization)	45,874	44,560
Selling, general and administrative (excluding depreciation and amortization)	30,300	30,545
Depreciation and amortization	10,236	10,075
Change in fair value of contingent consideration	—	2,244
Loss on sale of business	318	—
Total operating expenses	86,728	87,424
Income from operations	12,356	10,738
Other expenses, net
Interest expense, net	15,153	14,085
Loss before income tax expense	(2,797)	(3,347)
Income tax (benefit) expense	(25)	552

Net loss	$(2,772)	$(3,899)

See notes to unaudited condensed consolidated financial statements.

Celero Intermediate Holdings LLC and Subsidiaries
Condensed Consolidated Statements of Comprehensive Loss
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2026	2025

Net loss	$(2,772)	$(3,899)
Other comprehensive (loss) income:
Foreign currency translation adjustments	(107)	168
Comprehensive loss	$(2,879)	$(3,731)

See notes to unaudited condensed consolidated financial statements.

Celero Intermediate Holdings LLC and Subsidiaries
Condensed Consolidated Statements of Redeemable Preferred Units and Members' Deficit
(In thousands, except unit amounts)
(Unaudited)

	Redeemable Preferred Units		Accumulated Other Comprehensive (Loss) Income	Accumulated Deficit	Total Members' Deficit
	Units	Amounts	Amounts
Balance at December 31, 2024	27,283,413	$116,369	$(314)	$(1,011)	$(1,325)
Distributions to members	—	—	—	(114,847)	(114,847)
Foreign currency translation adjustments	—	—	168	—	168
Net loss	—	—	—	(3,899)	(3,899)
Balance at June 30, 2025	27,283,413	$116,369	$(146)	$(119,757)	$(119,903)
Balance at December 31, 2025	27,283,413	$116,369	$(63)	$(121,556)	$(121,619)
Distributions to members	—	—	—	(2,625)	(2,625)
Foreign currency translation adjustments	—	—	(107)	—	(107)
Net loss	—	—	—	(2,772)	(2,772)
Balance at June 30, 2026	27,283,413	$116,369	$(170)	$(126,953)	$(127,123)

See notes to unaudited condensed consolidated financial statements.

Celero Intermediate Holdings LLC and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2026	2025
Cash flows from operating activities: Net loss	$(2,772)	$(3,899)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	10,236	10,075
Amortization of debt issuance costs	348	500
Amortization of operating lease right-of-use asset	662	704
Change in fair value of contingent consideration	—	2,244
Loss on sale of business	318	—
Deferred income taxes	(90)	(55)
Change in operating assets and liabilities, net of acquisitions: Accounts receivable
Accounts receivable	900	(1,601)
Inventory	46	(148)
Prepaids and other current assets	(596)	(839)
Other non-current assets	37	(50)
Accounts payable	(320)	(135)
Accrued expenses and other current liabilities	1,873	864
Deferred revenue	(120)	4
Operating lease liabilities	(1,324)	(823)
Net cash provided by operating activities	9,198	6,841

Cash flows from investing activities:
Business acquisitions and acquired residuals, net of cash acquired	(14,010)	(419)
Purchases of property and equipment	—	(144)
Proceeds from sale of business	1,913	—
Capitalized software costs	(1,685)	(1,502)
Net cash used in investing activities	(13,782)	(2,065)

Cash flows from financing activities:
Borrowings on term and MDTL loans	12,200	111,443
Payment of contingent earn-out liabilities up to acquisition-date fair value	—	(295)
Payment of indemnity holdback	—	(929)
Payment of debt issuance costs	—	(3,054)
Distributions to members	(2,625)	(114,847)
Net cash provided by (used in) financing activities	9,575	(7,682)
Net increase (decrease) in cash, cash equivalents, and restricted cash	4,991	(2,906)
Cash, cash equivalents, and restricted cash at beginning of period	16,925	19,165
Cash, cash equivalents, and restricted cash at end of period	$21,916	$16,259

Celero Intermediate Holdings LLC and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2026	2025
Supplemental cash flow information: Cash paid for interest	$14,881	$12,290
Schedules of noncash investing and financing activities:
Right-of-use asset obtained in exchange for new lease obligation	$25	$—
Deferred cash payment related to disposal of business	$352	$—
Contingent consideration and indemnity holdback issued in conjunction with acquisition	$3,000	$—
Deferred acquisition holdback	$1,500	$—
Purchase of accrued software development costs in accounts payable and accrued expenses	$45	$—

See notes to unaudited condensed consolidated financial statements.

Celero Intermediate Holdings LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (In thousands, except unit amounts) (Unaudited)
Note 1. Nature of Organization and Significant Accounting Policies

Nature of business

Celero Intermediate Holdings LLC and Subsidiaries (collectively, the Company or Holdings) provides payment processing and automated clearinghouse services to merchants and partners with financial institutions and resellers under revenue-sharing agreements. The Company is also engaged in the business of providing credit card processing equipment, business management software and other payment processing services.

Pursuant to the terms of the Asset Purchase Agreement dated March 31, 2026, the Company sold the assets in the Company’s management software business, RazorSync, LLC (“RazorSync”), to a third party (the “RazorSync Disposal”) in exchange for the following consideration: (i) closing cash payment of $1,913; (ii) a deferred cash payment of $352 and; (iii) a contingent consideration arrangement for up to $1,500, based on the achievement of certain future performance metrics. The Company will recognize the contingent consideration as a gain contingency, when and if earned and received. The Company recognized a loss of $318 on the RazorSync Disposal which is included as loss on sale of business with the unaudited condensed consolidated statement of operations during the six months ended June 30, 2026.

Basis of presentation and principles of consolidation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and in conformity with Rule 3-05 of Regulation S-X promulgated under the Securities Act of 1933, as amended (the Securities Act). The unaudited condensed consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany accounts and transactions are eliminated in consolidation.

Use of estimates

The preparation of the unaudited condensed consolidated financial statements requires management to make certain estimates and assumptions that affect the reported assets and liabilities as of the date of the unaudited condensed consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include, but are not limited to, useful lives of property and equipment, determination of the fair value of intangible assets and earnout liabilities associated with acquisitions, the provision for chargebacks and losses, and the assessment and impairment of goodwill and intangible assets.

Significant accounting policies

These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and related notes for the year ended December 31, 2025. There have been no significant changes to the Company’s accounting policies from those disclosed in the Company’s audited consolidated financial statements for the year ended December 31, 2025, except as described below.

Celero Intermediate Holdings LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (In thousands, except unit amounts) (Unaudited)
Fair value measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Disclosure about how fair value is determined for assets and liabilities is based on a hierarchy established from the significant levels of inputs as follows:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Quoted prices in active markets for similar assets and liabilities and inputs that are observable for the asset or liability.

Level 3: Unobservable inputs, such as discounted cash flow models or valuations.

The determination of where assets and liabilities fall within this hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The carrying value of the Company’s financial instruments, including cash, restricted cash, accounts receivable, other assets, accounts payable and accrued expenses, approximated their fair values as of June 30, 2026 and December 31, 2025, because of the relatively short maturity dates on these instruments. The carrying amount of debt approximates fair value as of June 30, 2026 and December 31, 2025, because interest rates on these instruments approximate market interest rates.

Financial liabilities measured at fair value on a recurring basis consisted of the following as of June 30, 2026 and December 31, 2025.

	Estimated Fair Value Measurements
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
June 30, 2026
Financial Liabilities:
Contingent consideration	$—	$—	3,296	$3,296
Total	$—	$—	$3,296	$3,296

December 31, 2025
Financial Liabilities:
Contingent consideration	$—	$—	96	$96
Total	$—	$—	$96	$96

The Company has no Level 1 or Level 2 financial instruments measured at fair value on a recurring basis.

Celero Intermediate Holdings LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (In thousands, except unit amounts) (Unaudited)
The following table presents the changes in the Company’s Level 3 financial instruments that are measured at fair value on a recurring basis for the six months ended June 30, 2026 and 2025.

Contingent Consideration
Balance at December 31, 2024	$9,274
Contingent consideration accrued at time of acquired residuals	231
Change in fair value of contingent consideration included in operating expenses	2,244
Contingent consideration paid	(295)
Balance at June 30, 2025	$11,454

Balance at December 31, 2025	$96
Contingent consideration accrued at time of business combination	3,000
Contingent consideration accrued at time of acquired residuals	200
Balance at June 30, 2026	$3,296

The fair value of contingent consideration obligations includes inputs not observable in the market and thus represents a Level 3 measurement. The amount to be paid under these obligations is contingent upon the achievement of certain metrics related to the financial performance of the entities/acquired assets subsequent to acquisition. The fair value of material contingent consideration included in an acquisition is calculated based on a Monte Carlo simulation. The contingent consideration is remeasured each period until it is settled.

Accounts receivable

Accounts receivable are amounts primarily due from the Company’s sponsor banks for revenues earned. Amounts due from sponsor banks are typically paid within 30 days following the end of each month. Accounts receivable also includes amounts due from the sales of point-of-sale equipment. Accounts receivable from contracts with customers, net of the allowance for credits losses, were $17,272 and $17,812 as of June 30, 2026 and December 31, 2025, respectively, and $18,380 and $16,779 as of June 30, 2025 and December 31, 2024, respectively.

Contract liabilities

Deferred revenue represents amounts billed to customers by the Company for services contracts where the performance obligations have not yet been fulfilled. Payment is typically collected at the start of the contract term and is deferred. The balance is then recognized as the services are provided over the contract term. Deferred revenue is expected to be recognized as revenue within one year.

The Company’s contract liabilities from contracts with customers were $719 and $1,189 as of June 30, 2026 and December 31, 2025, respectively, and $1,292 and $1,228 as of June 30, 2025 and December 31, 2024, respectively. During the six months ended June 30, 2026, the amount recognized as revenue that was previously deferred at December 31, 2025 was $457. During the six months ended June 30, 2025, the amount recognized as revenue that was previously deferred at December 31, 2024 was $988.

Costs to obtain and fulfill a contract

The Company capitalizes incremental costs to obtain new contracts and contract renewals and amortizes these costs on a straight-line basis as an expense over the benefit period, which is generally the contract term. As of June 30, 2026 and

Celero Intermediate Holdings LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (In thousands, except unit amounts) (Unaudited)
December 31, 2025, the Company had $1,767 and $1,692, respectively, of net capitalized contract costs, which relates to commissions paid to obtain new sales, included in other non-current assets on the unaudited condensed consolidated balance sheets. Commissions expense recorded related to these costs for the six months ended June 30, 2026 and 2025, was $509 and $353, respectively.

The Company expenses sales commissions as incurred for the Company’s sales commission plans that are paid on recurring monthly revenues.

Recent accounting pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (FASB) or other standard setting bodies that are adopted by the Company as of the specified effective date.

In September 2025, the FASB issued ASU 2025-06, Intangibles—Goodwill and Other–Internal-Use Software (Subtopic 350-40): Targeted Improvements to the Accounting for Internal-Use Software. ASU 2025-06 removes the need to differentiate between project stages when determining which costs can be capitalized. Costs will be eligible for capitalization when an entity's management has authorized and committed to fund the software project and it is probable that the project will be completed and the software will be used for its intended function (probable-to-complete).

Entities have a choice and can select any of the following transition methods: prospective transition approach, a modified transition approach based on the project status prior to adoption, or retrospective transition approach. This ASU is effective for all entities for annual reporting periods beginning after December 15, 2027. Early adoption is permitted as of the beginning of an annual period. The Company does not intend to early adopt. The Company is currently evaluating the impact of adopting this new guidance on its unaudited condensed consolidated financial statements and does not expect the impact to be material.

Note 2.    Acquisitions

Business combinations

Data Processing Solutions, Inc: Pursuant to the terms of the Asset Purchase Agreement (“APA”) dated January 23, 2026, the Company acquired a business, Data Processing Solutions, Inc., (“DPS”) in exchange for the following consideration: (i) closing cash payment of $10,500; (ii) a deferred cash payment of $1,500 and; (iii) a contingent consideration arrangement that is settleable in up to 224,551 of the Company’s Redeemable Preferred Units with an estimated fair value of $3,000. The closing cash payment was funded through the Company’s MDTL (see Note 6). The primary purpose of the acquisition was to expand the Company’s operations and customer base.

The acquisition was accounted for under the acquisition method of accounting and resulted in the recognition of a customer relationship intangible asset with a provisionally estimated fair value of $5,000 and goodwill totaling $10,000. The final determination of the fair value of the customer related intangible asset will be completed within the one-year measurement period as required by Accounting Standards Codification (“ASC”) 805. Management used an income approach, specifically the multi-period excess earnings method, to estimate the fair value of the customer relationship intangible asset, which utilized the following significant assumptions and inputs: revenue growth rates, EBITDA margins, attrition rates, contributory asset charges, income tax rates, depreciation and discount rates. The estimated useful life over which the customer relationship intangible asset will be amortized is 7 years. Goodwill is expected to be deductible for income tax purposes.

Acquisition related costs totaled $431, were expensed as incurred and have been included as a component of selling, general and administrative expenses.

Celero Intermediate Holdings LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (In thousands, except unit amounts) (Unaudited)
In conjunction with the acquisition, the Company entered into a separate, incentive compensation arrangement with a key employee of the acquired business for up to $3,000 of additional payments based on post-acquisition performance during 2026 and 2027, payable in two equal amounts of $1,500 each. The Company recognized compensation expense of approximately $750 during the six months ended June 30, 2026, which is included as a component of accrued expenses and other current liabilities in the unaudited condensed consolidated balance sheet as of June 30, 2026.

Note 3.    Revenue Recognition

Revenue is primarily generated from customers located in the United States. Accordingly, management has concluded that geographic region is not a meaningful basis for disaggregating revenue.

The following table presents a disaggregation of the Company's revenue from contracts with customers by timing of transfer of goods or services for the six months ended June 30, 2026 and 2025:

	Six Months Ended June 30,
	2026	2025
Revenue recognized over time	$97,510	$96,724
Revenue recognized at a point in time	1,574	1,438
Total revenue	$99,084	$98,162

Note 4. Goodwill and Intangible Assets, Net

Goodwill

The carrying amount of goodwill is as follows:

Total
Balance at December 31, 2025	$233,748
Goodwill of acquired business	10,000
Goodwill derecognized upon sale of business	(874)
Foreign currency translation adjustments	(257)
Balance at June 30, 2026	$242,617

Celero Intermediate Holdings LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (In thousands, except unit amounts) (Unaudited)
Intangible assets

Gross carrying amount and the related accumulated amortization of intangible assets consisted of the following as of June 30, 2026 and December 31, 2025:

	June 30, 2026
	Weighted Average Life (In years)	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Tradenames	2-10	$2,390	$(1,821)	$569
Customer relationships	7	117,170	(75,153)	42,017
Software	5-7	1,348	(1,348)	—
Acquired residual portfolios	7	17,217	(7,696)	9,521
Total		$138,125	$(86,018)	$52,107
Capitalized software	5	$6,262	$(1,078)	$5,184

	December 31, 2025
	Weighted Average Life (In years)	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Tradenames	2-10	$2,390	$(1,701)	$689
Customer relationships	7	112,580	(68,230)	44,350
Software	5-7	1,348	(1,348)	—
Acquired residual portfolios	7	14,857	(5,808)	9,049
Total		$131,175	$(77,087)	$54,088
Capitalized software	5	$10,172	$(3,820)	$6,352

Amortization expense for intangible assets and capitalized software was $10,051 and $9,893 for the six months ended June 30, 2026 and 2025, respectively, and is included within depreciation and amortization on the unaudited condensed consolidated statement of operations.

Estimated amortization expense for the next five years and thereafter is as follows:

Year ending December 31,

Remaining period of 2026	$7,799
2027	15,727
2028	12,034
2029	9,006
2030	6,756
2031 and thereafter	5,969
$57,291

Celero Intermediate Holdings LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (In thousands, except unit amounts) (Unaudited)
Note 5. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following:

	June 30, 2026	December 31, 2025
Prepaid expenses	$1,373	$928
Advances to agents or employees	789	638
Total prepaid expenses and other current assets	$2,162	$1,566

Note 6. Debt, Net

As of June 30, 2026 and December 31, 2025, debt, net consisted of the following:

	June 30, 2026	December 31, 2025
Term loan and MDTL	$336,000	$323,800
Less: current portion	(788)	—
Less: unamortized debt issuance costs	(3,198)	(3,546)
Debt, net of issuance costs	$332,014	$320,254

The Company's amended and restated Credit Agreement provides for a $315.0 million Term Loan, a $75.0 million Multi-Draw Term Loan Facility ("MDTL") and a $25.0 million revolving credit facility ("Revolver"), with a maturity date of February 28, 2031.

On January 2, 2026, the Company drew $12.2 million on the MDTL in connection with the acquisition of DPS. As of June 30, 2026, $54.0 million remained available for future draws under the MDTL.

Borrowings under the Credit Agreement bear interest at the Secured Overnight Financing Rate (SOFR) plus the Applicable Margin as defined in the Credit Agreement. At June 30, 2026, the interest rate on the Term Loan was 8.68%. The unused portion of the MDTL and Revolver are subject to a quarterly unused commitment fee of 0.50% per annum.

At June 30, 2026 and December 31, 2025, the Company had no letters of credit outstanding and total availability under the Revolver of $25 million.

The Company’s Credit Agreement is collateralized by substantially all of the Company’s assets. The Credit Agreement contains certain covenants that require maintenance of certain financial measures. The financial covenants specify a total net leverage ratio of debt to earnings before interest, taxes, depreciation, and amortization (EBITDA) as calculated under the Credit Agreement. The Company was in compliance with its financial covenants on June 30, 2026.

Gross debt issuance costs were $7,453 as of June 30, 2026 and December 31, 2025. Accumulated amortization of debt issuance costs was approximately $4,255 and $3,907 as of June 30, 2026 and December 31, 2025, respectively.

Celero Intermediate Holdings LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (In thousands, except unit amounts) (Unaudited)
Aggregate maturities of long-term debt at June 30, 2026, are as follows:

Remaining period of 2026	$—
2027	2,363
2028	3,150
2029	3,150
2030	3,150
2031 and thereafter	324,187
$336,000

Note 7. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following:

	June 30, 2026	December 31, 2025
Accrued salaries and wages	$3,737	$3,013
Accrued payables	1,728	2,440
Accrued taxes	71	69
Accrued interest	4,642	4,642
Provision for chargeback and losses	—	201
Other current liabilities	2,103	41
Total accrued expenses and other current liabilities	$12,281	$10,406

Note 8. Commitments and Contingencies

From time to time, the Company is subject to legal proceedings and claims arising in the ordinary course of business. While legal proceedings involve inherent uncertainties, management believes that the resolution of any pending or threatened matters, individually or in the aggregate, will not have a material adverse effect on the Company's unaudited condensed consolidated financial position, results of operations, or cash flows. However, future developments related to such matters could affect the Company's results of operations in a future period. As of June 30, 2026 and December 31, 2025, the Company had no legal matters for which a loss contingency was considered both probable and reasonably estimable and, accordingly, no material accruals were recorded.

Note 9. Related Parties

The Company is party to a Value Creation Team Engagement Agreement with LLR Management, L.P. (LLR). LLR is the management company for LLR Equity Partners V, L.P., the majority member. The agreement gives the Company access to the Value Creation team, which is a team of professionals who deliver differentiated services to LLR portfolio companies, for an annual amount equal to $200 per calendar year. The Company is also obligated to reimburse out-of-pocket expenses incurred by LLR in connection with providing services under the agreement. Total fees incurred were $100 and $33 for the six months ended June 30, 2026 and 2025, respectively, and are presented in operating expenses in the unaudited condensed consolidated statements of operations.

Celero Intermediate Holdings LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (In thousands, except unit amounts) (Unaudited)
Note 10. Redeemable Preferred Units

The Company’s limited liability company operating agreement provides for the issuance of Series A Redeemable Preferred Units (the “Redeemable Preferred Units”). The initial issuance of Redeemable Preferred Units occurred in connection with the Company’s formation in 2018 and the Company has subsequently issued additional Redeemable Preferred Units to its major investors to finance acquisitions and to the sellers as rollover equity in connection with such acquisitions. There were 27,283,413 Redeemable Preferred Units issued and outstanding at both June 30, 2026 and December 31, 2025.

Voting rights

The Redeemable Preferred Units are the Company’s only voting units and vote together as a single class on all matters coming before the members. Member action requires the approval of holders of a majority of the voting units at a meeting at which a quorum, consisting of members holding at least 40% of the Redeemable Preferred Units, is present.

Distributions and liquidation preference

Distributions are made when and as determined by the board, first to the holders of Redeemable Preferred Units, pari passu and pro rata, until each has received cumulative distributions equal to its unreturned capital, determined as $1.00 per Redeemable Preferred Unit reduced by prior distributions, and thereafter to the holders of Redeemable Preferred Units and Common Units in proportion to their respective percentage interests. The same order of priority governs distributions upon dissolution, after satisfaction of creditor claims, and the consideration received in certain types of corporate transactions defined in the Company’s limited liability company operating agreement, including a change in control of the Company; the transfer of more than 50% of the Company’s voting power; or the sale, lease, or other disposition of all or substantially all of the assets of the Company. The Company is also required to make quarterly tax distributions sufficient to fund each member’s tax liability arising from its interest in the Company, which are credited against amounts otherwise distributable to that member.

Because the holders of Redeemable Preferred Units are entitled to a liquidation preference upon a change in control that is not solely within the control of the Company, the Redeemable Preferred Units are classified outside of permanent equity. As the Redeemable Preferred Units are not currently redeemable and are not considered to be probable of becoming redeemable, no adjustment to the carrying amount has been recorded and will only be required if and when it becomes probable that the Redeemable Preferred Units will become redeemable. The carrying amount of the Redeemable Preferred Units was $116,369 at both June 30, 2026 and December 31, 2025. These amounts represent the dollar value invested (or deemed invested) by the holders, reduced only by prior redemptions of Redeemable Preferred Units by the Company. The aggregate liquidation preference of the Redeemable Preferred Units was $0 and $0 at June 30, 2026 and December 31, 2025, respectively. These amounts represent initial unreturned capital of $1.00 per Redeemable Preferred Unit outstanding at June 30, 2026 and December 31, 2025, or $27,283 and $27,283 in the aggregate, respectively, reduced by prior distributions of $126,610 and $123,985 (exceeding the aggregate liquidation preference prior to distributions) at June 30, 2026 and 2025, respectively.

Other rights and transfer restrictions

Holders of Redeemable Preferred Units hold preemptive rights sufficient to maintain their proportionate ownership on specified new issuances, terminating upon a qualified public offering or certain types of corporate transactions, and registration rights terminating on the earlier of three years following the Company’s initial underwritten public offering or the date a holder holds less than 1% of the Redeemable Preferred Units. Transfers require board consent other than specified estate-planning transfers and are subject to a right of first refusal and co-sale rights. A sale by the lead preferred holder approved by the board and by holders of a majority of the voting units may require the other members to participate on the same terms.

Celero Intermediate Holdings LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (In thousands, except unit amounts) (Unaudited)

Note 11. Subsequent Events

The Company has evaluated subsequent events for recognition and disclosure through October 14, 2026, the date the financial statements were available to be issued.

On July 31, 2026, Deluxe Corporation (“Deluxe”) completed its acquisition of the Company pursuant to the Equity Purchase Agreement and Plan of Merger dated June 17, 2026. As a result of the transaction, the Company became a wholly owned subsidiary of Deluxe. The aggregate cash purchase price for the transaction was approximately $625 million, plus payment of certain seller transaction expenses and subject to other adjustments.